Filed Pursuant to Rule 424(b)(3)
Registration No. 333-250905

Prospectus Supplement No. 7
(to Prospectus dated November 27, 2020)

ZoomInfo Technologies Inc.
Class A Common Stock
Issuable Upon Exchange or Settlement of
Outstanding Equity Interests From Time to Time
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This Prospectus Supplement No. 7, dated April 28, 2021 (this “Supplement”), is being filed to update, modify, amend and supplement the information previously included in our prospectus, dated November 27, 2020 (the “Prospectus”), with the information contained in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by ZoomInfo Technologies Inc. (the “Company”) on April 28, 2021 (the “Report”). Any document, exhibit or information contained in the Report that has been deemed furnished and not filed in accordance with SEC rules shall not be included in this Supplement. We have attached the Report to this Supplement. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto.
________________________________________

Investing in shares of our Class A common stock involves risks. See “Risk Factors” beginning on 29 of the Prospectus dated November 27, 2020, as well as the section entitled “Risk Factors” included in the Annual Report on Form 10-K attached to the Prospectus Supplement No. 5, dated February 26, 2021.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is April 28, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 27, 2021

ZoomInfo Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39310	84-3721253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
805 Broadway Street, Suite 900, Vancouver, Washington 98660
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (800) 914-1220

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐   Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐   Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	ZI	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.     Submission of Matters to a Vote of Security Holders.

At the annual meeting of the stockholders of ZoomInfo Technologies Inc. (“ZoomInfo”) held on April 27, 2021 (the “Annual Meeting”), the matters voted upon and the final voting results were as stated below. Holders of the shares of ZoomInfo’s Class A common stock were entitled to one vote per share held as of the close of business on March 5, 2021 (the “Record Date”) and holders of the shares of ZoomInfo’s Class B common stock and Class C common stock were each entitled to ten votes per share held as of the Record Date. Holders of the shares of Class A common stock, holders of the shares of Class B common stock and holders of the shares of Class C common stock voted together as a single class on all matters (including the election of directors) submitted to a vote of stockholders at the Annual Meeting. The proposals related to each matter are described in detail in ZoomInfo’s definitive proxy statement for the Annual Meeting, which was filed with the Securities and Exchange Commission on March 16, 2021.

Proposal No. 1 - Election of Directors

The following nominees were elected to serve as Class I directors for three-year terms expiring at the 2024 annual meeting of stockholders or until their respective successors have been duly elected and qualified, with the vote totals as set forth in the table below:

Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
Mitesh Dhruv	2,904,262,650	25,935,049	9,732,730
Keith Enright	2,912,117,703	18,079,996	9,732,730
Henry Schuck	2,904,439,438	25,758,261	9,732,730

Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm

    The appointment of KPMG LLP as the independent registered public accounting firm for ZoomInfo for 2021 was ratified, with the vote totals as set forth in the table below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
2,938,366,021	1,512,551	51,857	-

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZoomInfo Technologies Inc.

Date: April 28, 2021

	By:	/s/ Anthony Stark
	Name:	Anthony Stark
	Title:	General Counsel and Corporate Secretary